UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) (Rule 14a-101)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE:

On September 9, 2011, DPL Inc. began mailing the following additional solicitation materials to select shareholders that DPL Inc. believed have not yet voted their shares of DPL Inc. common stock in connection with the company’s upcoming annual meeting.

September 9, 2011

Dear Fellow Shareholder:

IT’S NOT TOO LATE TO VOTE FOR!

The September 23, 2011 Annual Meeting of Shareholders of DPL Inc. is just two weeks away, and we want to remind you of the importance of your vote FOR the proposed merger with a wholly-owned subsidiary of The AES Corporation.

If you have already voted FOR, we thank you for your support.  If you have not yet voted, or if you previously voted Against, we urge you to consider the following:

IF THE PROPOSED MERGER IS NOT COMPLETED, THE VALUE OF YOUR SHARES COULD BE MATERIALLY IMPACTED

In the annual meeting proxy materials previously provided, we advised you that DPL faces an increasingly challenging business environment with risks and uncertainties associated with maintaining DPL’s existence as a standalone, regional independent company. These risks include:

•                              Uncertainty associated with Ohio’s regulatory construct;

•                              The impact of potential, large environmental capital expenditures related to our primarily coal-fired generation fleet;

•                              Energy margin compression driven by higher fuel cost and lower electricity prices;

•                              The recently accelerated switching of customers to competing energy suppliers;

•                              Capacity price volatility; and

•                              The uncertainties associated with maintaining the dividend at its current level.

In light of these factors as well as other factors described in detail in the proxy materials, the board unanimously determined that the proposed Merger is advisable, fair and in the best interests of DPL and its shareholders.

NATION’S LEADING VOTING ADVISORY SERVICES RECOMMEND SHAREHOLDERS VOTE FOR THE PROPOSED MERGER

You should also be aware that the proposed merger received support from all three of the nation’s major independent voting advisory services, whose recommendations are relied upon by thousands of institutional investors, and pension and mutual funds throughout the country.  ISS, Glass Lewis & Co., and Egan-Jones recently recommended that shareholders vote FOR the proposed merger.  In its September 2nd report, ISS noted:

“… the earnings at the company are projected to fall following regulatory changes that have allowed larger rivals to enter creating pressured pricing. Further, the board has engaged in a robust strategic process since 2008 which resulted in the merger agreement being reached with AES. Finally, the company’s peers have declined since the announcement of the merger, and the cash offer may have provided shareholders with a downside protection from broader market declines.”

DON’T PLACE THE VALUE OF YOUR INVESTMENT AT RISK—

VOTE FOR TODAY!

If you have not yet voted FOR, we urge you to take a moment of your time and vote today—by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.  If you are not sure if—or how—you voted, we again urge you to vote today.  Only your latest-dated proxy card will count.

Thank you for your continued support.

Very truly yours,

Timothy G. Rice

Vice President, Assistant General Counsel

and Corporate Secretary

IMPORTANT – TIME IS SHORT!

Remember, you can vote your shares by telephone, via the Internet or by signing, dating and returning the enclosed proxy card.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions about the proposed merger, or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-877-456-3442.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the proposed merger between DPL and AES. There can be no assurance as to the timing of the closing of the merger, or whether the merger will close at all.  Please see the definitive proxy statement DPL has filed with the Securities and Exchange Commission for a list of factors that could cause or contribute to a material difference between actual results and these forward looking statements.  DPL’s proxy statement is available at the Securities and Exchange Commission’s Web site (http://www.sec.gov) at no charge or may be obtained, at no charge, by directing a request to DPL at communications@dplinc.com.  Shareholders are encouraged to read the definitive proxy statement regarding the proposed merger in its entirety, because it contains important information about the merger.